        Exhibit 10.2
ORIGIN BANCORP, INC.
OMNIBUS INCENTIVE PLAN

Incentive Agreement
for Restricted Stock Unit Award
(Time-Based Vesting)
    This Incentive Agreement for Restricted Stock Unit Award (the “Agreement”) is made this [ ] (the “Date of Grant”) by and between Origin Bancorp, Inc. (the “Company”) and [ ] (the “Grantee”) pursuant to the Origin Bancorp, Inc. Omnibus Incentive Plan (the “Plan”). By accepting the Restricted Stock Units, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.
ARTICLE I.
RESTRICTED STOCK UNITS
1.1    Grant of Restricted Stock Units. The Company hereby grants to Grantee [ ] Restricted Stock Units (or RSUs), subject to the terms and conditions provided in this Agreement. Each RSU shall represent a right for the Grantee to receive one (1) share of Stock or, if determined by the Committee in its sole discretion, cash equal to the Fair Market Value thereof as of the applicable Vesting Date. The “Restricted Period” shall mean the period during which the RSUs, or portion thereof, remain unvested.
1.2    Issue Price. The Grantee shall not be required to pay any issue price to the Company in exchange for the RSUs granted hereunder or, as applicable, upon the issuance of shares of Stock hereunder.
1.3    Distributions and Voting Rights.
(a)    If any dividends or other distributions are paid with respect to shares of Stock while the RSUs are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Stock then underlying the RSUs shall be credited to a bookkeeping account and held (without interest) by the Company for the account of Grantee. Such amounts shall be subject to the same vesting and forfeiture provisions as the RSUs to which they relate. The number of dividend equivalents credited to the Grantee’s account shall be paid to the Grantee, in cash, only upon the settlement of the related RSUs in accordance with the provisions of Section 1.4 below.
(b)    The Grantee shall not be entitled to vote shares of Stock attributable to the Award prior to the date(s) on which the Grantee becomes a shareholder of record for such shares of Stock.
1.4    Settlement of Award.
(a)    The RSUs that vest upon a Vesting Date will be converted to shares of Stock or cash equal to the Fair Market Value of such shares, or a combination thereof, as determined by the Company in its sole and absolute discretion on the Vesting Date (the “Settlement Date”).

(b)    To the extent shares of Stock are issued in settlement of this Award, such shares shall be registered in the name of the Grantee as of the Settlement Date and shall be held by Transfer Agent of the Company in an unrestricted shareholder account CTF1. The Company shall direct the Transfer Agent to provide a shareholder statement to the Grantee evidencing outright ownership to the Grantee (or the Grantee’s beneficiary in the event of the Grantee’s death, designated as provided in Section 4.6). To the extent cash is paid in settlement of this Award, such cash payment shall be made no later than thirty (30) days following the applicable Settlement Date.
1.5    Vesting.
(a)    Grantee shall vest in the RSUs on the earliest of (a) the Vesting Date, according to the vesting schedule outlined in the equity portal, provided the Grantee remains employed by the Company or an Affiliate through each Vesting Date, (b) the Grantee’s Qualified Retirement, (c) the Grantee’s death, (d) the Grantee’s Disability.
(b)    For purposes of this Agreement, the term “Qualified Retirement” means the Grantee’s voluntary termination of Continuous Service upon six (6) months’ prior written notice to the Company on or after attaining age sixty-five (65).
1.6    Forfeiture of Award. In addition to events of forfeiture described in Article III, any RSUs that are not vested at the time of the Grantee’s termination of Continuous Service for any reason other than as prescribed in Section 1.5 shall be forfeited in their entirety. Upon forfeiture, all rights of the Grantee and obligations of the Company hereunder shall be immediately terminated.
ARTICLE II.
CHANGE IN CONTROL OF THE COMPANY
If the Company is not the surviving corporation following a Change in Control, and the surviving corporation following such Change in Control or the acquiring corporation (such surviving corporation or acquiring corporation is hereinafter referred to as the “Acquiror”) does not assume the outstanding Award granted hereunder or does not substitute equivalent equity awards relating to the securities of such Acquiror or its affiliates for such RSUs in a manner approved by the Committee, then the Award shall become immediately and fully vested on the date of the Change in Control.
If the Company is the surviving corporation following a Change in Control, or the Acquiror assumes the outstanding Award granted hereunder or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such RSUs in a manner approved by the Committee, then, if within two years after the effective date of the Change in Control, the Grantee’s Continuous Service is terminated without Cause or the Grantee resigns for Good Reason, then the Award or such substitutes therefor shall become immediately and fully vested on the date of the termination of Continuous Service.
ARTICLE III.
GRANTEE’S COVENANTS
3.1    Confidentiality. The Grantee understands and acknowledges that (i) during the Grantee’s employment with the Company or any Affiliate thereof, the Grantee will have access to Confidential Information of the Company and its Affiliates; (ii) such Confidential Information and the ability of the

Company and its Affiliates to reserve such Confidential Information for their respective and exclusive knowledge and use is of great competitive importance and commercial value to the Company and its Affiliates; (iii) the Company has taken and will continue to take actions to protect the Confidential Information; and (iv) the provisions of this Section are reasonable and necessary to prevent the improper use or disclosure of such Confidential Information. Accordingly, the Grantee agrees that during the term of the Grantee’s employment with the Company or any Affiliate thereof and, following the termination of such employment, until such time as the Confidential Information becomes generally available to the public through no fault of the Grantee or other person under a duty of confidentiality to the Company thereof, the Grantee will not, except as required by law or legal process, in any capacity, use or disclose, or cause to be used or disclosed, any Confidential Information the Grantee acquired while employed by the Company or any Affiliate thereof. For purposes of this Agreement, the term “Confidential Information” shall include, without limitation, the identity of customers, personal customer data, strategic plans, sales data and sales strategy, methods, products, procedures, processes, techniques, financial information, vendor and supplier lists, pricing policies, personnel data and other confidential, business, competitive and proprietary information concerning or related to the Company and/or its Affiliates and their respective businesses, operations, financial conditions, results of operations, competitive position and prospects (collectively “Confidential Information”). The parties hereto agree that nothing in this Agreement shall be construed to limit or negate the law of torts or trade secrets where it provides the Company with broader protection than that provided herein.
3.2    Return of Company Property. The parties hereto acknowledge that any material (in computerized or written form) that the Grantee obtains in the course of performing the Grantee’s employment duties with the Company or any Affiliate are the sole and exclusive property of the Company, the Grantee agrees to immediately return any and all records, files, computerized data, documents, Confidential Information, or any other property owned or belonging to the Company in the Grantee’s possession or under the Grantee’s control, without any originals or copies being kept by the Grantee or conveyed to any other person, upon the Grantee’s separation from employment or upon the Company’s request.
3.3    Non-Solicitation of Customers/Employees. The Grantee agrees that during Grantee’s employment by the Company or any Affiliate thereof and for a period of one (1) year thereafter, the Grantee will not directly, or indirectly, on behalf of himself or any other person, entity or enterprise, do any of the following:
(i)Divert or attempt to divert from the Company or any Affiliate thereof any business by influencing or attempting to influence or soliciting or attempting to solicit any customers of the Company or any Affiliate thereof or any particular customer with whom the Company or any Affiliate thereof had business contacts in the one-year period immediately preceding the Grantee’s termination or with whom the Grantee may have dealt at any time during the Grantee’s employment by the Company or an Affiliate thereof. The provisions of this item (i) shall apply in the parishes and counties listed in the Exhibit A attached hereto and made a part hereof, as the same may be amended from time to time. The parties agree that Exhibit A may be amended from time to time by the Company, which amendments shall be presented to the Grantee in writing and shall be deemed accepted by the Grantee if the Grantee remains employed by the Company on the third (3rd) business day following receipt of any such amendment.

(ii)Without the prior written consent of the Company, recruit, solicit, hire, attempt to hire, or assist any other person to hire any employee of the Company or an Affiliate thereof or any person who was an employee of the Company or any Affiliate during the six (6) months immediately preceding the Grantee’s termination of Continuous Service.
(iii)Otherwise assist any person in any way to do, or attempt to do, anything prohibited by the foregoing.
3.4    Remedies. Notwithstanding any other provision of this Agreement, if the Company determines that the Grantee has breached or threatened to breach any provision of this Article III, then, upon written notice of the Company and without consideration, any RSUs whether or not vested shall be immediately forfeited, the shares and cash (including proceeds received upon a sale of the shares) issued to the Participant shall be subject to recoupment and any and all rights to receive any remaining benefits under this Agreement shall be immediately cancelled. In addition, the Company shall be entitled to injunctive and other equitable relief (without the necessity of showing actual monetary damages or of posting any bond or other security): (i) restraining and enjoining any act which would constitute a breach, or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach, as well as any other remedies available to the Company, including monetary damages. Upon the Company’s request, the Grantee shall provide reasonable assurances and evidence of compliance with the restrictive covenants set forth in this Article III. If any court of competent jurisdiction shall deem any provision in this Article III too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law. The restrictive covenants set forth in this Article III shall survive the termination of this Agreement, the forfeiture of the Award, and the Grantee’s termination of Continuous Service with the Company and all Affiliates for any reason, and the Grantee shall continue to be bound by the terms of this Article III as if this Agreement was still in effect.
ARTICLE IV.
MISCELLANEOUS PROVISIONS
4.1    No Right To Employment/Other Service. None of the actions of the Company in establishing the Plan, the actions taken by the Company, the Board or the Committee under the Plan, or the granting of the Award pursuant to this Agreement shall be deemed (a) to create any obligation on the part of the Company or any Affiliate or on the Board or such Affiliate to retain the Grantee as an employee, consultant, director or other service provider or to nominate Grantee for election to the Board, or (b) to be evidence of any agreement or understanding, express or implied, that the person has a right to continue as an employee, consultant, other service provider, or non-employee director for any period of time or at any particular rate of compensation.
4.2    Plan and Grant Document Control. The grant of the Award hereunder is governed and controlled by the terms of the Plan and this Agreement. All the provisions of the Plan, as such may be amended from time to time, are hereby incorporated into this Agreement by this reference.
4.3    Governing Law. All matters relating to the Plan or to awards granted under the Plan pursuant to this Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana without regard to the principles of conflict of laws.

4.4    Trust Arrangement. All benefits under the Plan represent an unsecured promise to pay by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company resulting in the Grantee having no greater rights than the Company's general creditors; provided, however, nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan.
4.5    No Impact on Benefits. The Award granted hereunder is not compensation for purposes of calculating the Grantee’s rights under any employee benefit plan of the Company or any Affiliate that does not specifically require the inclusion of Awards in calculating benefits.
4.6    Beneficiary Designation. The Grantee may name a beneficiary or beneficiaries to receive any vested portion of the Award that is unpaid at the Grantee’s death. Unless otherwise provided in the beneficiary designation, each designation will revoke all prior designations made by the Grantee, must be made in such manner as prescribed by the Committee and will be effective only when received by the Committee (or its authorized delegate). If the Grantee has not made an effective beneficiary designation, the deceased Grantee’s beneficiary will be the Grantee’s surviving spouse or, if none, the deceased Grantee’s estate. The identity of a Grantee’s designated beneficiary will be based only on the information included in the latest beneficiary designation received by the Committee (or its authorized delegate) and will not be inferred from any other evidence.
4.7    Taxes. The Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Award granted hereunder, if any. No delivery of shares or cash shall be made unless and until appropriate arrangements for the payment of such taxes have been made. With respect to withholding required upon any taxable event arising as a result of the Award granted hereunder, the Grantee may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Stock of the Company having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. Alternatively, the Grantee may elect for such taxes to be withheld from other compensation otherwise due to the Grantee from the Company and provided Grantee’s other compensation is sufficient to cover such taxes. All such elections shall be irrevocable, made in writing and signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. All such elections shall be made and filed with the Committee in the manner determined by the Committee on or before the Vesting Date, or such earlier date as shall be determined by the Committee. If an election has not been made by the Grantee, or the amount of the taxes required to be withheld has not been remitted by the Grantee to the Company on or before the Vesting Date, the Grantee hereby authorizes the Company to withhold from amounts payable under the Award cash or shares of Stock of the Company having a Fair Market Value equal to the tax required to be withheld.
4.8    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

4.9    Severability. In the event any provision of the Plan or this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan or this Agreement, and the Plan or this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
4.10    Transfer Restrictions. The RSUs issued to the Grantee hereunder may not be sold, transferred by gift, pledged, hypothecated, or otherwise transferred or disposed of by the Grantee prior to the Settlement Date. Any attempt to transfer any RSUs in violation of this Section 4.10 shall be null and void and shall be disregarded. The terms of this Agreement and the Plan shall be binding upon the executors, administrators, heirs, successors and assigns of the Grantee.
4.11    Compensation Recoupment Policy.  This Agreement shall be subject to the Company’s Clawback Policy and the terms and conditions of any other compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable.
4.12.    Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed to be effective as of the date first noted above.

ORIGIN BANCORP, INC.	GRANTEE:
By: ___________________________________	[ ]
Print Grantee Name
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Print Name	Address
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Title	City, State, Zip Code

Exhibit A

Counties and Parishes

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